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                                                                   Ex-99.5(b)

                             SUB-ADVISORY AGREEMENT

             AGREEMENT mad* as of the 29th day of April 1988, by and between MERRILL LYNCH ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as "MLAM"), and MERRILL LYNCH ASSET MANAGEMENT U.K., LTD., a corporation organized under the laws of England and Wales (hereinafter referred to as "MLAM U.K.")

                              W I T N E S S E T H :
                              - - - - - - - - - -
            WHEREAS, MERRILL LYNCH EUROFUND (the "Fund")is a Massachusetts business trust engaged in business as a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and
            WHEREAS, MLAM and MLAM U.K. are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940; and
           WHEREAS, MLAM has entered into a management agreement with the Fund (the "Management Agreement"), dated December 19, 1986, pursuant to which MLAM will provide management and investment and advisory services to the Fund; and

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            WHEREAS, MLAM U.K. is willing to provide investment advisory services to MLAM in connection with the Fund's operations on the terms and conditions hereinafter set forth;
            NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, MLAM U.K. and MLAM hereby agree as follows..
                                   ARTICLE I
                              Duties of MLAM U.K.

            MLAM hereby employs MLAM U.K. to act as investment adviser to MLAM and to furnish, or arrange for affiliates to furnish, the investment advisory services described below, subject to the broad supervision of MLAM and the Fund, for the period and on the terms and conditions set forth in this Agreement. MLAM U.K. hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. MLAM U.K. and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed and agent of the Fund.
            MLAM U.K. shall provide MLAM with such investment research, advice and supervision as the latter may from tine to time consider necessary for the proper supervision of the assets of


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       the Fund, shall furnish continuously an investment program for the Fund and shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests or cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information" respectively). MLAM U.K. shall make recommendations as to foreign currency matters and the advisability of entering into currency options and futures, options on such futures and forward foreign currency transactions. MLAM U.K. shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised.








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                                   ARTICLE II
                       Allocation of Charges and Expenses
             MLAM U.K. assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I hereof, and shall pay all compensation of officers of the Fund and all Trustees of the Fund who are affiliated persons of MLAM U.K.
                                  ARTICLE III
                           Compensation of MLAM U.K.
            For the services rendered, the facilities furnished and
       expenses assumed by MLAM U.K., MLAM shall pay to MLAM U.K. at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus and Statement of Additional Information, at the annual rate of .15 of 1.0% (.15%) of the average daily net assets of the Fund, commencing on the day following effectiveness hereof. During any period when the determination of net asset value is suspended by the Trustees of the Fund, the net asset value of a share as of the last business




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        day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.
                                     ARTICLE IV
                        Limitation of Liability of MLAM U.K.
             MLAM U.K. shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act of omission it the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, MLAM U.K. shall include any affiliates of MLAM U.K. performing services for MLAM contemplated hereby and directors, officers and employees of MLAM U.K. and such affiliates.
                                     ARTICLE V
                             Activities of MLAM U.K.
            The services of MLAM U.K. to the Fund are not to be deemed to be exclusive,.  MLAM U.K. and any person controlled by or under common control with MLAM U.K. (for purpose of this Article V referred to as "affiliates") being free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in MLAM
       U.K. and its affiliates, as directors, officers, employees and shareholders of MLAM U.K. and its affiliates are or may become

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         similarly interested in the Fund, and that MLAM U.K. and
         directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.
                                     ARTICLE VI
                     Duration and Termination of this Agreement
              This Agreement shall become effective as of the date first above written and shall remain in force until March 31, 1989 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
              This Agreement ray be terminated at any time, without the payment of any penalty, by MLAM or by vote of a majority of the outstanding voting securities of the Fund, or by MLAM U.K., on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Management Agreement.







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                                    ARTICLE VII
                           Amendments of this Agreement
             This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Fund, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
                                   ARTICLE VIII
                          Definitions of Certain Terms
             The terms "vote; of a majority of the outstanding voting
        securities", "assignment" "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
                                   ARTICLE IX
                                 Governing law
            This Agreement shall be construed in accordance with laws of the State of Now York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws



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         of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.
              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                     ILL LYNCH ASSET MANAGEMENT, INC.

                                 By /s/ Arthur Zeikel
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                                 MERRILL LYNCH ASSET MANAGEMENT U.K., LTD.

                                 By /s/ Terry K. Glenn
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